EXHIBIT 99.2

PRESS RELEASE	The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S ACQUIRES COMMERCIAL SECURITY AND SYSTEMS
INTEGRATION COMPANY IN ASIA-PACIFIC REGION

RICHMOND, Va., September 4, 2009 – The Brink’s Company (NYSE: BCO), announced that it has acquired a majority stake in ICD Limited, a premium provider of commercial security services in the Asia-Pacific region.  ICD designs, installs, maintains and manages high-quality commercial security systems.  With principal operations in China, ICD also has offices in Hong Kong, India, Singapore and Australia.  The company employs approximately 200 people and had 2008 revenue of $12 million.  Terms of the transaction were not disclosed.
Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said:  “The Brink’s brand is an international symbol of trust and security, and penetrating new security-related markets is an important element of our long-term growth strategy.  ICD gives Brink’s an entry point into Asia’s fast-growing commercial security market and supplements our existing presence in the region.  It also provides immediate access to an impressive list of multinational clients that are expanding throughout Asia.”
Ron Efron, chief executive officer of ICD Limited, said: “We are excited to join Brink’s as we launch the next stage of growth for ICD.  Our culture and values are closely aligned, as both companies share a commitment to integrity, excellence and teamwork.  As part of Brink’s, we look forward to strengthening our organization, expanding the solutions we offer to our customers and accelerating the growth of our business.”

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

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